Exhibit 99.1

For Additional Information:

Bryan Giglia

Sunstone Hotel Investors, Inc.

(949) 382-3036

Aaron Reyes

Sunstone Hotel Investors, Inc.

(949) 382-3018

SUNSTONE HOTEL INVESTORS REPORTS RESULTS FOR FIRST QUARTER 2021

IRVINE, CA – May 3, 2021 – Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO), the owner of Long-Term Relevant Real Estate® in the hospitality sector, today announced results for the first quarter ended March 31, 2021.

First Quarter 2021 Operational Results (as compared to First Quarter 2020):

●	Resumption of Hotel Operations: 15 of the Company’s 17 hotels were in operation for the entirety of the first quarter 2021.
●	Net Loss: Net loss was $55.3 million as compared to $162.5 million.
●	17 Hotel Portfolio RevPAR: 17 Hotel Portfolio RevPAR decreased 69.5% to $42.19.
●	Adjusted EBITDAre: Adjusted EBITDAre, excluding noncontrolling interest decreased 203.7% to $(14.7) million.
●	Adjusted FFO: Adjusted FFO attributable to common stockholders per diluted share decreased 1,200.0% to $(0.13).

Information regarding the non-GAAP financial measures disclosed in this release is provided below in “Non-GAAP Financial Measures.” Reconciliations of non-GAAP financial measures to the most comparable GAAP measure for each of the periods presented are included later in this release.

John Arabia, President and Chief Executive Officer, stated, “In the first quarter, our portfolio achieved sequential monthly growth in occupancy, ADR and RevPAR, and our March portfolio results materially exceeded our expectations and achieved breakeven EBITDA. Leisure demand is exceptionally strong and is expected to remain above pre-pandemic levels at many of our hotels for the foreseeable future. Furthermore, the nascent recovery in both commercial transient demand and traditional group business that started in the fourth quarter of 2020 is gaining steam and is expected to accelerate meaningfully in the second half of 2021 as vaccination distribution expands and state restrictions continue to ease. Several group functions have already transpired, and meeting planners remain confident that additional events will be held in the coming months at several of our hotels. The steady and robust increase in transient reservations and the material rebound in group production give us greater confidence that our portfolio is likely to experience rapid growth in revenues and profits as the year progresses.”

Mr. Arabia continued, “Consistent with our stated tactics, we have deployed a portion of our excess liquidity to fund the early-cycle acquisition of Montage Healdsburg, which is a spectacular resort, ideally located in one of the most sought-after and highest-rated leisure destinations in the U.S. The resort, which took over 15 years to develop, is a perfect example of Long-Term Relevant Real Estate, and its addition elevates the overall quality and growth prospects of our portfolio. Leveraging our industry relationships, we acquired the resort on an off-market basis and at a discount to what it would cost to develop today. Additionally, we funded 25% of the transaction with attractively structured perpetual preferred equity issued directly to the seller that aligns our interests and gives us additional optionality. With a strong balance sheet and a growing deal pipeline, we would expect Montage Healdsburg to be the first of several acquisitions of LTRR to be completed over the early stages of this new operating cycle.”

Unaudited Selected Statistical and Financial Data ($ in millions, except RevPAR, ADR and per share amounts)

	Quarter Ended March 31,
	2021	2020	Change

Net Loss	$(55.3)	$(162.5)	66.0%
Loss Attributable to Common Stockholders per Diluted Share	$(0.26)	$(0.75)	65.3%

17 Hotel Portfolio RevPAR (1)	$42.19	$138.54	(69.5)%

17 Hotel Portfolio Occupancy (1)	21.6%	59.6%	(3,800)	bps
17 Hotel Portfolio ADR (1)	$195.32	$232.45	(16.0)%

17 Hotel Portfolio Adjusted EBITDAre Margin (1) (2)	(32.5)%	13.1%	(4,560)	bps

Adjusted EBITDAre, excluding noncontrolling interest	$(14.7)	$14.1	(203.7)%
Adjusted FFO Attributable to Common Stockholders	$(28.9)	$(1.4)	(1,961.2)%
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$(0.13)	$(0.01)	(1,200.0)%

(1)	The 17 Hotel Portfolio (the “17 Hotels”) includes all hotels owned by the Company as of March 31, 2021.
(2)	The 17 Hotel Portfolio Adjusted EBITDAre Margins exclude prior year property tax adjustments, net.

Recent Developments

COVID-19: On April 1, 2021, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, whose operations were temporarily suspended in March 2020 due to the COVID-19 pandemic, resumed operations. As of the date of this release, operations remain temporarily suspended at only the Renaissance Westchester (see table below).

Since the Company’s COVID-19-related occupancy low point of 1.6% in April 2020, the Company has experienced slow but steady improvements in hotel demand. During January, February and March 2021, as the number of COVID-19 cases decreased and the vaccine distribution program increased, occupancy at the 17 Hotels accelerated to 13.3%, 22.4% and 29.1%, respectively. In March 2021, the Embassy Suites La Jolla, the Oceans Edge Resort & Marina, the Renaissance Washington DC and the Wailea Beach Resort all achieved occupancies greater than 50.0%. The Company also experienced demand increases, most significantly in leisure travel over the President’s Day weekend and during Spring Break, at its hotels in Long Beach, New Orleans, Orlando and San Diego.

Leisure demand continues to accelerate and business transient and group demand, which have been slower to return, are both demonstrating positive growth. While the preponderance of recent group business has been composed primarily of government, emergency management and medical-related groups, several of our hotels have begun to host traditional group business, including corporate groups. In March 2021, both the Renaissance Orlando at SeaWorld® and the Wailea Beach Resort hosted traditional group events attracting attendance above their contracted levels. The Company is beginning to see events with more guests and events that take place over longer periods of time. A significant portion of the group business on-the-books for the second half of 2021 continues to hold to their contractual program dates, anticipating a continued improvement in conditions allowing for groups to meet. The Company believes that the return of traditional business transient and group business will ultimately depend on the speed and efficacy of the vaccine distribution and the degree to which that allows the Company to return to normal. The Company expects the demand recovery to extend past 2021, and it is encouraged by the recent pace of future group bookings, which leads the Company to believe that its portfolio will perform materially better in the second half of 2021 and specifically in the fourth quarter of 2021.

Acquisition: On April 22, 2021, the Company acquired the fee-simple interest in the 130-room Montage Healdsburg (the “Resort”). The newly constructed luxury Resort, which was completed in December 2020, was acquired for a gross purchase price of $265.0 million. The acquisition was funded with cash on hand and through the direct issuance of $66.25 million of Series G Cumulative Redeemable Preferred Stock (the “Series G preferred stock”) to the seller of the Resort. The Series G preferred stock, which is callable at the liquidation preference plus accrued and unpaid dividends by the Company at any time, will accrue dividends at an initial rate equal to the Resort’s annual net operating income yield on the Company’s investment in the Resort. The Series G preferred stock is not convertible into any other security. The Resort will continue to be managed by Montage Hotels & Resorts.

Montage Healdsburg sits adjacent to the separately owned Montage Residences Healdsburg, which, together with the Resort, comprise a 258-acre destination. Montage Residences Healdsburg will feature 40 to-be-built luxury homes that will be eligible to participate in the optional turn-key resort rental program. The seller of the Resort will continue to own and be responsible for the development and sales of Montage Residences Healdsburg.

Capital Investments: The Company invested $6.5 million into its portfolio during the first quarter ended March 31, 2021. In 2021, the Company expects to invest approximately $70 million to $80 million.

Balance Sheet/Liquidity Update

As of March 31, 2021, the Company had $365.3 million of cash and cash equivalents, including restricted cash of $45.0 million, total assets of $2.9 billion, including $2.4 billion of net investments in hotel properties, total consolidated debt of $747.1 million and stockholders’ equity of $2.0 billion. Adjusting for the cash used to fund the acquisition of Montage Healdsburg, pro forma cash and cash equivalents, including restricted cash, would have been $166.5 million as of March 31, 2021.

Operations Update

As of March 31, 2021 and through the date of this release, the status of the Company’s 17 Hotels owned at the end of the first quarter is as follows:

Hotel	Number of Rooms	% of Total Rooms	Suspension Date	Resumption Date
Boston Park Plaza (1)	1,060	11.8%	N/A	N/A
Embassy Suites La Jolla (1)	340	3.8%	N/A	N/A
Renaissance Long Beach (1)	374	4.1%	N/A	N/A
Oceans Edge Resort & Marina	175	1.9%	March 22, 2020	June 4, 2020
Embassy Suites Chicago	368	4.1%	April 1, 2020	July 1, 2020
Marriott Boston Long Wharf	415	4.6%	March 12, 2020	July 7, 2020
Hilton New Orleans St. Charles	252	2.8%	March 28, 2020	July 13, 2020
Hyatt Centric Chicago Magnificent Mile	419	4.6%	April 6, 2020	July 13, 2020
JW Marriott New Orleans	501	5.6%	March 28, 2020	July 14, 2020
Hilton San Diego Bayfront	1,190	13.2%	March 23, 2020	August 11, 2020
Renaissance Washington DC	807	8.9%	March 26, 2020	August 24, 2020
Hyatt Regency San Francisco	821	9.1%	March 22, 2020	October 1, 2020
Renaissance Orlando at SeaWorld®	781	8.7%	March 20, 2020	October 1, 2020
The Bidwell Marriott Portland	258	2.9%	March 27, 2020	October 5, 2020
Wailea Beach Resort	547	6.1%	March 25, 2020	November 1, 2020
Total of 15 Open Hotels	8,308	92.1%

Hilton Garden Inn Chicago Downtown/Magnificent Mile	361	4.0%	March 27, 2020	April 1, 2021
Renaissance Westchester	348	3.9%	April 4, 2020
Total of 2 Hotels with Suspended Operations	709	7.9%

(1)	The Boston Park Plaza, Embassy Suites La Jolla and Renaissance Long Beach remained in operation throughout 2020.

Operating statistics for the 15 hotels that were open during all of the first quarter of 2021 are as follows:

	January	February	March	First Quarter
	2021	2021	2021	2021
15 Hotels Open the Entire First Quarter of 2021
Number of Hotels	15	15	15	15
Number of Rooms	8,308	8,308	8,308	8,308
RevPAR	$26.83	$45.78	$64.71	$45.70
Occupancy	14.4%	24.4%	31.6%	23.4%
Average Daily Rate	$186.33	$187.61	$204.78	$195.32

Preliminary April 2021 results for the first 28 days of the month for the 16 hotels open during the entire period and the Montage Healdsburg include the following ($ in millions, except RevPAR and ADR):

	April
	2021 (1)	2020	Change
16 Open Hotels Room Revenue	$19.4	$0.5	4,039.9%

16 Open Hotels RevPAR	$79.90	$1.75	4,465.7%
16 Open Hotels Occupancy	39.1%	1.6%	3,750	bps
16 Open Hotels ADR	$204.35	$109.20	87.1%

Montage Healdsburg Room Revenue (2)	$1.8	N/A	N/A

Montage Healdsburg RevPAR (2)	$502.91	N/A	N/A
Montage Healdsburg Occupancy (2)	54.7%	N/A	N/A
Montage Healdsburg ADR (2)	$919.39	N/A	N/A

(1)	April 2021 results are preliminary and may be adjusted during the Company’s month-end close process.
(2)	Montage Healdsburg was acquired by the Company on April 22, 2021. Includes prior ownership results obtained by the Company from the prior owner of Montage Healdsburg during the due diligence period before acquiring the hotel. The Company performed a limited review of the information as part of its analysis of the acquisition. The newly developed hotel opened in December 2020; therefore, there is no prior year information.

Due to continued uncertainty regarding the duration and extent of the COVID-19 pandemic, the Company cannot provide further assurances regarding the pandemic’s effect on the Company’s results, and the Company does not intend to provide further updates unless deemed appropriate.

Dividend Update

On April 30, 2021, the Company’s Board of Directors declared cash dividends of $0.434375 per share payable to its Series E cumulative redeemable preferred stockholders and $0.403125 per share payable to its Series F cumulative redeemable preferred stockholders. The dividends will be paid on July 15, 2021 to stockholders of record as of June 30, 2021. On April 30, 2021, the Company’s Board of Directors also declared a cash dividend of $0.110259 per share payable to its Series G preferred stockholder. The dividends will be paid on July 15, 2021 to the stockholder of record as of June 30, 2021, and reflect a pro-rated amount for the days outstanding in the applicable dividend period.

The Company has suspended its quarterly common stock cash dividends. The resumption in quarterly common dividends will be determined by the Company’s Board of Directors after considering the Company’s obligations under its various financing agreements, projected taxable income, compliance with its debt covenants, long-term operating projections, expected capital requirements and risks affecting the Company’s business.

Supplemental Disclosures

Contemporaneous with this release, the Company has furnished a Form 8-K with unaudited financial information. This additional information is being provided as a supplement to the information in this release and other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Earnings Call

The Company will host a conference call to discuss first quarter 2021 financial results on May 4, 2021, at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time). A live webcast of the call will be available via the Investor Relations section of the Company’s website at www.sunstonehotels.com. Alternatively, interested parties may dial 1-844-915-4230 and reference conference ID 5247223 to listen to the live call. A replay of the webcast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that as of the date of this release has interests in 18 hotels comprised of 9,147 rooms, the majority of which are operated under nationally recognized brands. Sunstone’s business is to acquire, own, asset manage and renovate or reposition hotels considered to be Long-Term Relevant Real Estate®. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including opinions, references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: the impact the COVID-19 pandemic has on the Company’s business and the economy, as well as the response of governments and the Company to the pandemic, and how quickly and successfully effective vaccines and therapies are distributed and administered; increased risks related to employee matters, including increased employment litigation and claims for severance or other benefits tied to termination or furloughs as a result of temporary hotel suspensions or reduced hotel operations due to COVID-19; general economic and business conditions, including a U.S. recession, trade conflicts and tariffs, regional or global economic slowdowns and any type of flu or disease-related pandemic that impacts travel or the ability to travel, including COVID-19; the need for business-related travel, including the increased use of business-related technology; rising hotel operating costs due to labor costs, workers’ compensation and health-care related costs, utility costs, property and liability insurance costs, unanticipated costs such as acts of nature and their consequences and other costs that may not be offset by increased room rates; the ground, building or airspace leases for three of the hotels the Company has interests in as of the date of this release; the need for renovations, repositionings and other capital expenditures for the Company’s hotels; the impact, including any delays, of renovations and repositionings on hotel operations; new hotel supply, or alternative lodging options such as timeshare, vacation rentals or sharing services such as Airbnb, in the Company’s markets, which could harm its occupancy levels and revenue at its hotels; competition from hotels not owned by the Company; relationships with, and the requirements, performance and reputation of, the managers of the Company’s hotels; relationships with, and the requirements and reputation of, the Company’s franchisors and hotel brands; the Company’s hotels may become impaired, or its hotels which have previously become impaired may become further impaired in the future, which may adversely affect its financial condition and results of operations; competition for the acquisition of hotels, and the Company’s ability to complete acquisitions and dispositions; performance of hotels after they are acquired; changes in the Company’s business strategy or acquisition or disposition plans; the Company’s level of debt, including secured, unsecured, fixed and variable rate debt; financial and other covenants in the Company’s debt and preferred stock; the impact on the Company’s business of potential defaults by the Company on its debt agreements or leases; volatility in the capital markets and the effect on lodging demand or the Company’s ability to obtain capital on favorable terms or at all; the Company’s need to operate as a REIT and comply with other applicable laws and regulations, including new laws, interpretations or court decisions that may change the federal or state tax laws or the federal or state income tax consequences of the Company’s qualification as a REIT; potential adverse tax consequences in the event that the Company’s operating leases with its taxable REIT subsidiaries are not held to have been made on an arm’s-length basis; system security risks, data protection breaches, cyber-attacks, including those impacting the Company’s hotel managers or other third parties, and systems integration issues; other events beyond the Company’s control, including climate change, natural disasters, terrorist attacks or civil unrest; and other risks and uncertainties associated with the Company’s business described in its filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information provided herein is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read together with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key supplemental measures of our operating performance: earnings before interest expense, taxes, depreciation and amortization for real estate, or EBITDAre; Adjusted EBITDAre, excluding noncontrolling interest (as defined below); funds from operations attributable to common stockholders, or FFO attributable to common stockholders; Adjusted FFO attributable to common stockholders (as defined below); hotel Adjusted EBITDAre; and hotel Adjusted EBITDAre margins. These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, our calculation of these measures may not be comparable to other companies that do not define such terms exactly the same as the Company. These non-GAAP measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to net income (loss), cash flow from operations, or any other operating performance measure prescribed by GAAP. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

We present EBITDAre in accordance with guidelines established by the National Association of Real Estate Investment Trusts (“NAREIT”), as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate.” We believe EBITDAre is a useful performance measure to help investors evaluate and compare the results of our operations from period to period in comparison to our peers. NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) plus interest expense, income tax expense, depreciation and amortization, gains or losses on the disposition of depreciated property (including gains or losses on change in control), impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in the value of depreciated property in the affiliate, and adjustments to reflect the entity’s share of EBITDAre of unconsolidated affiliates.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful information to investors regarding our operating performance, and that the presentation of Adjusted EBITDAre, excluding noncontrolling interest, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance. In addition, we use both EBITDAre and Adjusted EBITDAre, excluding noncontrolling interest as measures in determining the value of hotel acquisitions and dispositions.

We believe that the presentation of FFO attributable to common stockholders provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified noncash items such as real estate depreciation and amortization, any real estate impairment loss and any gain or loss on sale of real estate assets, all of which are based on historical cost accounting and may be of lesser significance in evaluating our current performance. Our presentation of FFO attributable to common stockholders conforms to NAREIT’s definition of “FFO applicable to common shares.” Our presentation may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do.

We also present Adjusted FFO attributable to common stockholders when evaluating our operating performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance, and may facilitate comparisons of operating performance between periods and our peer companies.

We adjust EBITDAre and FFO attributable to common stockholders for the following items, which may occur in any period, and refer to these measures as either Adjusted EBITDAre, excluding noncontrolling interest or Adjusted FFO attributable to common stockholders:

●	Amortization of favorable and unfavorable contracts: we exclude the noncash amortization of the favorable management contract asset recorded in conjunction with our acquisition of the Hilton Garden Inn Chicago Downtown/Magnificent Mile, along with the unfavorable tenant lease contracts recorded in conjunction with our acquisitions of the Boston Park Plaza and the Hilton Garden Inn Chicago Downtown/Magnificent Mile. We exclude the noncash amortization of favorable and unfavorable contracts because it is based on historical cost accounting and is of lesser significance in evaluating our actual performance for the current period.

●	Gains or losses from debt transactions: we exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of deferred financing costs from the original issuance of the debt being redeemed or retired because, like interest expense, their removal helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure.

●	Acquisition costs: under GAAP, costs associated with acquisitions that meet the definition of a business are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company or our hotels.

●	Cumulative effect of a change in accounting principle: from time to time, the FASB promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments, which include the accounting impact from prior periods, because they do not reflect our actual performance for that period.

●	Other adjustments: we exclude other adjustments that we believe are outside the ordinary course of business because we do not believe these costs reflect our actual performance for the period and/or the ongoing operations of our hotels. Such items may include: lawsuit settlement costs; prior year property tax assessments or credits; the write-off of development costs associated with abandoned projects; property-level restructuring, severance and management transition costs; debt resolution costs; lease terminations; and property insurance proceeds or uninsured losses.

In addition, to derive Adjusted EBITDAre, excluding noncontrolling interest we exclude the noncontrolling partner’s pro rata share of the net (income) loss allocated to the Hilton San Diego Bayfront partnership, as well as the noncontrolling partner’s pro rata share of any EBITDAre and Adjusted EBITDAre components. We also exclude the noncash expense incurred with the amortization of deferred stock compensation as this expense is based on historical stock prices at the date of grant to our corporate employees and does not reflect the underlying performance of our hotels. In addition, we exclude the amortization of our right-of-use assets and liabilities as these expenses are based on historical cost accounting and do not reflect the actual rent amounts due to the respective lessors or the underlying performance of our hotels. Additionally, we include an adjustment for the cash finance lease expense recorded on the building lease at the Hyatt Centric Chicago Magnificent Mile. We determined that the building lease is a finance lease, and, therefore, we include a portion of the lease payment each month in interest expense. We adjust EBITDAre for the finance lease in order to more accurately reflect the actual rent due to the hotel’s lessor in the current period, as well as the operating performance of the hotel. We also exclude the effect of gains and losses on the disposition of undepreciated assets because we believe that including them in Adjusted EBITDAre, excluding noncontrolling interest is not consistent with reflecting the ongoing performance of our assets.

To derive Adjusted FFO attributable to common stockholders, we also exclude the noncash interest on our derivatives and finance lease obligation, as we believe that these items are not reflective of our ongoing finance costs. Additionally, we exclude the noncontrolling partner’s pro rata share of any FFO adjustments related to our consolidated Hilton San Diego Bayfront partnership. We also exclude the real estate amortization of our right-of-use assets and liabilities, which includes the amortization of both our finance and operating lease intangibles (with the exception of our corporate operating lease), as these expenses are based on historical cost accounting and do not reflect the actual rent amounts due to the respective lessors or the underlying performance of our hotels. In addition, we exclude changes to deferred tax assets, liabilities or valuation allowances, and income tax benefits or provisions associated with the application of net operating loss carryforwards, uncertain tax positions or with the sale of assets other than real estate investments.

In presenting hotel Adjusted EBITDAre and hotel Adjusted EBITDAre margins, miscellaneous non-hotel items have been excluded. We believe the calculation of hotel Adjusted EBITDAre results in a more accurate presentation of the hotel Adjusted EBITDAre margins for our hotels, and that these non-GAAP financial measures are useful to investors in evaluating our property-level operating performance.

Reconciliations of net loss to EBITDAre, Adjusted EBITDAre, excluding noncontrolling interest, FFO attributable to common stockholders, Adjusted FFO attributable to common stockholders, hotel Adjusted EBITDAre and hotel Adjusted EBITDAre margins are set forth in the following pages of this release.

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	March 31,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$320,275	$368,406
Restricted cash	44,982	47,733
Accounts receivable, net	13,163	8,566
Prepaid expenses and other current assets	11,434	10,440
Total current assets	389,854	435,145

Investment in hotel properties, net	2,439,963	2,461,498
Finance lease right-of-use asset, net	45,814	46,182
Operating lease right-of-use assets, net	25,196	26,093
Deferred financing costs, net	3,879	4,354
Other assets, net	11,968	12,445

Total assets	$2,916,674	$2,985,717

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$34,292	$37,326
Accrued payroll and employee benefits	13,435	15,392
Dividends and distributions payable	3,207	3,208
Other current liabilities	31,013	32,606
Current portion of notes payable, net	2,295	2,261
Total current liabilities	84,242	90,793

Notes payable, less current portion, net	741,922	742,528
Finance lease obligation, less current portion	15,569	15,569
Operating lease obligations, less current portion	28,649	29,954
Other liabilities	14,679	17,494
Total liabilities	885,061	896,338

Commitments and contingencies

Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized:
6.95% Series E Cumulative Redeemable Preferred Stock, 4,600,000 shares issued and outstanding at March 31, 2021 and December 31, 2020, stated at liquidation preference of $25.00 per share	115,000	115,000
6.45% Series F Cumulative Redeemable Preferred Stock, 3,000,000 shares issued and outstanding at March 31, 2021 and December 31, 2020, stated at liquidation preference of $25.00 per share	75,000	75,000
Common stock, $0.01 par value, 500,000,000 shares authorized, 216,175,084 shares issued and outstanding at March 31, 2021 and 215,593,401 shares issued and outstanding at December 31, 2020	2,162	2,156
Additional paid in capital	2,585,455	2,586,108
Retained earnings	860,454	913,766
Cumulative dividends and distributions	(1,646,593)	(1,643,386)
Total stockholders' equity	1,991,478	2,048,644
Noncontrolling interest in consolidated joint venture	40,135	40,735
Total equity	2,031,613	2,089,379

Total liabilities and equity	$2,916,674	$2,985,717

Sunstone Hotel Investors, Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Quarter Ended March 31,
	2021	2020

Revenues
Room	$34,219	$127,400
Food and beverage	4,971	47,990
Other operating	11,443	15,822
Total revenues	50,633	191,212
Operating expenses
Room	11,640	44,245
Food and beverage	5,979	41,760
Other operating	1,805	3,764
Advertising and promotion	4,875	12,462
Repairs and maintenance	5,545	10,049
Utilities	4,151	5,842
Franchise costs	991	5,336
Property tax, ground lease and insurance	14,661	20,051
Other property-level expenses	10,477	28,845
Corporate overhead	7,177	7,394
Depreciation and amortization	30,770	36,746
Impairment losses	—	115,366
Total operating expenses	98,071	331,860
Interest and other income (loss)	(379)	2,306
Interest expense	(7,649)	(17,507)
Gain on extinguishment of debt	222	—
Loss before income taxes	(55,244)	(155,849)
Income tax provision, net	(43)	(6,670)
Net loss	(55,287)	(162,519)
Loss from consolidated joint venture attributable to noncontrolling interest	1,975	458
Preferred stock dividends	(3,207)	(3,207)
Loss attributable to common stockholders	$(56,519)	$(165,268)

Basic and diluted per share amounts:
Basic and diluted loss attributable to common stockholders per common share	$(0.26)	$(0.75)

Basic and diluted weighted average common shares outstanding	214,438	221,036

Distributions declared per common share	$—	$0.05

Sunstone Hotel Investors, Inc.

Reconciliation of Net Loss to Non-GAAP Financial Measures

(Unaudited and in thousands)

Reconciliation of Net Loss to EBITDAre and Adjusted EBITDAre, Excluding Noncontrolling Interest

	Quarter Ended March 31,
	2021	2020

Net loss	$(55,287)	$(162,519)
Operations held for investment:
Depreciation and amortization	30,770	36,746
Interest expense	7,649	17,507
Income tax provision, net	43	6,670
Loss on sale of assets	70	—
Impairment losses - hotel properties	—	113,064
EBITDAre	(16,755)	11,468

Operations held for investment:
Amortization of deferred stock compensation	2,752	2,207
Amortization of right-of-use assets and liabilities	(331)	(261)
Finance lease obligation interest - cash ground rent	(351)	(351)
Gain on extinguishment of debt	(222)	—
Prior year property tax adjustments, net	(827)	(81)
Impairment loss - abandoned development costs	—	2,302
Noncontrolling interest:
Loss from consolidated joint venture attributable to noncontrolling interest	1,975	458
Depreciation and amortization	(810)	(804)
Interest expense	(161)	(420)
Amortization of right-of-use asset and liability	72	72
Impairment loss - abandoned development costs	—	(449)
Adjustments to EBITDAre, net	2,097	2,673

Adjusted EBITDAre, excluding noncontrolling interest	$(14,658)	$14,141

Sunstone Hotel Investors, Inc.

Reconciliation of Net Loss to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Loss to FFO Attributable to Common Stockholders and

Adjusted FFO Attributable to Common Stockholders

	Quarter Ended March 31,
	2021	2020

Net loss	$(55,287)	$(162,519)
Preferred stock dividends	(3,207)	(3,207)
Operations held for investment:
Real estate depreciation and amortization	30,143	36,122
Loss on sale of assets	70	—
Impairment losses - hotel properties	—	113,064
Noncontrolling interest:
Loss from consolidated joint venture attributable to noncontrolling interest	1,975	458
Real estate depreciation and amortization	(810)	(804)
FFO attributable to common stockholders	(27,116)	(16,886)

Operations held for investment:
Real estate amortization of right-of-use assets and liabilities	85	146
Noncash interest on derivatives	(869)	6,080
Gain on extinguishment of debt	(222)	—
Prior year property tax adjustments, net	(827)	(81)
Impairment loss - abandoned development costs	—	2,302
Noncash income tax provision, net	—	7,415
Noncontrolling interest:
Real estate amortization of right-of-use asset and liability	72	72
Impairment loss - abandoned development costs	—	(449)
Adjustments to FFO attributable to common stockholders, net	(1,761)	15,485

Adjusted FFO attributable to common stockholders	$(28,877)	$(1,401)

FFO attributable to common stockholders per diluted share	$(0.13)	$(0.08)

Adjusted FFO attributable to common stockholders per diluted share	$(0.13)	$(0.01)

Basic weighted average shares outstanding	214,438	221,036
Shares associated with unvested restricted stock awards	210	—
Diluted weighted average shares outstanding	214,648	221,036

Sunstone Hotel Investors, Inc.

Non-GAAP Financial Measures

Hotel Adjusted EBITDAre and Margins

(Unaudited and in thousands)

	Quarter Ended March 31,
	2021	2020

17 Hotel Portfolio Adjusted EBITDAre Margin, excluding prior year property tax adjustments, net (1)	(32.5)%	13.1%

Total revenues	$50,633	$191,212
Non-hotel revenues (2)	(22)	(22)
Reimbursements to offset net losses (3)	(4,041)	—
Total Actual Hotel Revenues	46,570	191,190
Sold/Disposed hotel revenues (4)	—	(19,170)
Total 17 Hotel Portfolio Revenues	$46,570	$172,020

Net loss	$(55,287)	$(162,519)
Non-hotel revenues (2)	(22)	(22)
Reimbursements to offset net losses (3)	(4,041)	—
Non-hotel operating expenses, net (5)	(1,564)	(533)
Property-level legal fees (6)	58	—
Property-level prior year property tax adjustments, net (7)	(72)	(81)
Taxes assessed on commercial rents (8)	—	136
Corporate overhead	7,177	7,394
Depreciation and amortization	30,770	36,746
Impairment losses	—	115,366
Interest and other (income) loss	379	(2,306)
Interest expense	7,649	17,507
Gain on extinguishment of debt	(222)	—
Income tax provision, net	43	6,670
Actual Hotel Adjusted EBITDAre	(15,132)	18,358
Sold/Disposed hotel Adjusted EBITDAre (4)	—	4,163
17 Hotel Portfolio Adjusted EBITDAre, excluding prior year property tax adjustments, net	$(15,132)	$22,521

*Footnotes on following page

(1)	17 Hotel Portfolio Adjusted EBITDAre Margin, excluding prior year property tax adjustments, net is calculated as 17 Hotel Portfolio Adjusted EBITDAre, excluding prior year property tax adjustments, net divided by Total 17 Hotel Portfolio Revenues.
(2)	Non-hotel revenues include the amortization of unfavorable tenant lease contracts recorded in conjunction with the Company's acquisitions of the Boston Park Plaza and the Hilton Garden Inn Chicago Downtown/Magnificent Mile.
(3)	Reimbursements to offset net losses for the first quarters of 2021 and 2020 include $4.0 million and zero, respectively, at the Hyatt Regency San Francisco as stipulated by the hotel’s operating lease agreement.
(4)	Sold/Disposed hotel includes hotel revenues and Adjusted EBITDAre generated during the Company's ownership period for the Renaissance Harborplace and the Renaissance Los Angeles Airport, sold in July 2020 and December 2020, respectively, along with the Hilton Times Square, which was assigned to the hotel’s mortgage holder in December 2020.
(5)	Non-hotel operating expenses, net include the following: the amortization of hotel real estate-related right-of-use assets and liabilities; the amortization of a favorable management agreement; finance lease obligation interest - cash ground rent; and prior year property tax credits, net received in the first quarter of 2021 for the Renaissance Los Angeles Airport.
(6)	Property-level legal fees include $0.1 million at the Renaissance Westchester.
(7)	Property-level prior year property tax adjustments, net for the first quarter of 2021 include a credit of $0.1 million received by the Renaissance Washington DC. Property-level prior year property tax adjustments, net for the first quarter of 2020 include total net credits of $0.1 million received by the Embassy Suites Chicago and the Renaissance Harborplace.
(8)	Taxes assessed on commercial rents for the first quarters of 2021 and 2020 include zero and $0.1 million, respectively, at the Hyatt Regency San Francisco.